CERTIFICATE OF INCORPORATION

                                       OF

                             DETECTION SYSTEMS, INC.

                          [as amended through 8/12/99]

                        Under Section 402 of the Business

                             Corporation Law of the

                                State of New York

                  FIRST:  The name of the corporation is:

                             DETECTION SYSTEMS, INC.

                  SECOND:  The purposes for which it is formed are as follows:

                           To design, develop, manufacture, assemble, fabricate, import, lease, market, purchase or otherwise acquire and generally to trade and deal in and with, as principal or agent, at wholesale, retail, on commission or otherwise, materials, components and devices of a mechanical, electrical, optical or chemical nature for use in detection systems, signal systems and other systems.

                           To acquire by purchase, assignment, grant, license or otherwise, to apply for, secure, lease or in any manner obtain, to develop, hold, own, use, exploit, operate, enjoy and introduce, to sell, assign, lease, mortgage, pledge, grant licenses and rights of all kinds in respect of, or otherwise dispose of, and generally to deal in and with and turn to account for any or all purposes, either for itself or as nominee or agent for others:

                              (1) Any  and  all  inventions, devices, processes,
                                  discoveries and formulae, and improvements and modifications thereof and rights and interests therein;

                              (2) Any and all letters patent or applications for
                                  letters patent of the United States of America or of any other country, state, locality or authority, and

                              (3) any and all rights, interests  and  privileges
                                  connected therewith or incidental or appertaining thereto;

                              (4) Any and all copyrights granted  by the  United
                                  States of America or any other country, state, locality or authority, and any and all rights, interests and privileges connected therewith or incidental or appertaining thereto.

                           To purchase or otherwise acquire, hold, own, sell, lease or otherwise dispose of real property, improved or unimproved, and personal property, tangible or intangible, including, without limitation, goods, wares and merchandise of every description and the securities and obligations of any issuer, whether or not incorporated.

                  To do all and everything  necessary,  suitable,  or proper for the accomplishment of any of the purposes, the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or connection with other corporations, firms or individuals and either as principals, or agents and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connection with the aforesaid objects, purposes or powers or any of them.

                  The foregoing enumeration of specific powers shall not be deemed to limit or restrict in any manner the general powers of the corporation, and the enjoyment and exercise thereof, as conferred by the laws of the State of New York upon corporations organized under the provisions of the Business Corporation Law.

                  THIRD: The office of the corporation within the State of New York is to be located in the City of Rochester, County of Monroe.

                  FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is twenty-four million (24,000,000) common shares, with par value of Five Cents ($.05) per share.

                  FIFTH: No holder of shares of the Corporation of any class now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

                  SIXTH: The Secretary of State is designated the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation so served upon him is 130 Perinton Parkway, Fairport, New York 14450.

                  SEVENTH: The Corporation may not lend money to or guarantee the obligation of a director of the Corporation unless (1) the particular loan or guarantee is approved by the shareholders in accordance with the provisions of Section 714 of the Business Corporation Law or (2) the Board of Directors determines that the loan or guarantee benefits the Corporation and either approves the specific loan or guarantee or a general plan authorizing loans and guarantees.